UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2004382
(State or other jurisdiction	IRS Employer
of incorporation or organization)	Identification No.)

11055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 217-4838

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 21, 2012, Trovagene, Inc. (the “Company”) entered into a securities purchase agreement with certain accredited investors for the sale of 940,000 units (the “Units”) of the Company in a private placement (the “Offering”), each unit consisting of one share of unregistered common stock and one unregistered warrant to purchase one share of common stock (the “Warrant”).  The gross proceeds to the Company from the sale of the Units was  $3,760,000.  The purchase price paid by the investors was $4.00 per Unit.  The Warrants expire on November 21, 2017 and are exercisable at $5.32 per share. In connection with the private placement, the Company issued 122,200 Units to a non-U.S. selling agent.

The above description of the Warrant is qualified in its entirety by reference to the form of Warrant, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.  The above description of the Securities Purchase Agreement is qualified in its entirety by reference to the form of Securities Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. In connection with the offer and sale of the securities to the investors, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 3.02                                           Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01                                           Other Events.

On November 21, 2012, the Company issued a press release announcing the closing of a private placement of $3.76 million from the sale of restricted common stock and warrants.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01                                           Financial Statements and Exhibits

(d)         Exhibits.

4.1                                                      Form of Warrant.

10.1                                               Form of Securities Purchase Agreement

99.1                                               Press release of Trovagene, Inc. dated November 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         November 28, 2012

TROVAGENE, INC.

By:	/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer